SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
                    Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                                              Commission File Number 333-45336
                                                                     ---------


                          ML Asset Backed Corporation
------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                               250 Vesey Street
                      World Financial Center-North Tower
                              New York, NY 10281
                                (212) 449-1000
------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            PeopleFirst.Com Vehicle Receivables Owners Trust 2000-2
                               -Class A-1 Notes
                               -Class A-2 Notes
                               -Class A-3 Notes
                               -Class A-4 Notes
------------------------------------------------------------------------------

           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

                  Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice
date:   4
      -----

     Pursuant to the requirements of the Securities Exchange Act of 1934, ML Asset Backed Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 30, 2001                 BY:  /s/ Michael M. McGovern
                                              -----------------------

                                                  Michael M. McGovern
                                                  Secretary